MetroCorp Bancshares, Inc. Announces Loan Charge-Offs and Plan to Sell Loans

HOUSTON—(July 9, 2003) MetroCorp Bancshares, Inc. (Nasdaq: MCBI), a Texas community banking organization, today announced that as a result of charge-offs of $3.1 million during the month of June 2003 it has set a provision for loan losses of $2.3 million for June 2003. The June 2003 provision for loan losses follows a $1.5 million provision in May 2003.

Loan charge-offs of $3.1 million to the allowance for loan losses were primarily hospitality industry related. One charge off for $1.9 million was due to a new appraisal on a hotel that is scheduled for foreclosure in August 2003. The remaining $1.2 million of charge-offs were primarily on six credit relationships that are either in bankruptcy or liquidation.

The Company intends to further reduce its risk exposure in hospitality related loans through sales of some of these loans in the secondary market. Nine hospitality related loans with an aggregate principal balance of $13.1 million are earmarked for sale. The loans available for sale have been adjusted to the lower of cost or market resulting in a $1.3 million charge to operations for the second quarter 2003. The Company will seek, directly and through commercial brokers, bids from potential investors in the secondary market. While no assurance can be given that a successful sale of the loans can be achieved, the Company will make every effort to find a qualified buyer(s).

Net nonperforming assets were approximately $20.8 million or 2.40 % of assets at June 30, 2003, compared to $21.5 million or 2.55% of assets at March 31, 2003 and $15.5 million or 1.84 % of assets at December 31, 2002.

At June 30, 2003, the allowance for loan losses was approximately $10.3 million. The ratio of the allowance for loan losses to total loans at June 30, 2003 and December 31, 2002 was 1.87% and 1.92%, respectively.

Allen Brown, President of MetroCorp Bancshares, Inc. and Chief Executive Officer of MetroBank, N.A., said, “While we have taken significant charge-offs during the second quarter 2003, there is no assurance we have identified all probable losses inherent in the loan portfolio and we continue to assess the risk of the portfolio and actively work out our problem loans. In particular, we are concentrating on hospitality related loans where we have seen recent deterioration in values.”

MetroCorp Bancshares, Inc. with approximately $866 million in assets, serving primarily the Asian and Hispanic markets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 14 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company’s Web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp’s control. Actual results could differ materially from those projected due to changes in interest rates, competition in the industry, changes in local and national economic conditions and various other factors. Additional information concerning such factors that could affect MetroCorp is contained in MetroCorp’s filings with the SEC.

Contact:

MetroCorp Bancshares, Inc., Houston

Allen Brown, President (713) 776-3876, or
David D. Rinehart, Executive Vice President/CFO (713) 776-3876